EXHIBIT 99.1

July 30, 2009

Dow Reports Second Quarter Results
Accelerated cost reductions, faster synergy achievements and volume gains achieve sequential improvement in sales and business operating results despite weak U.S. and European economies

Second Quarter 2009 Highlights

•
Dow reported a loss of $0.47 per share. Excluding certain items(1) and discontinued operations in the quarter, the Company earned $0.05 per share, driven by favorable volume trends, management’s accelerated cost interventions and the Company’s ability to maintain price from the prior quarter.

•
The Company is ahead of its commitments to reduce structural costs, with a decrease of more than $375 million in costs in the quarter and more than $600 million year to date due to ongoing cost reduction and restructuring efforts, as well as cost synergies achieved as a result of the acquisition of Rohm and Haas. To date, the Company has achieved more than 70 percent of its 12-month cost synergy run rate goal, which began on April 1.

•
Volume and price were each down 20 percent on a pro forma basis(2) versus the year-ago period. Sequentially, volume increased five percent with growth of at least 20 percent in Electronic and Specialty Materials, Coatings and Infrastructure, and Performance Systems.

•
Dow’s global operating rate improved seven percentage points to 75 percent versus the prior quarter, driven by double-digit volume growth (compared with pro forma sales) in Asia Pacific; India, Middle East and Africa (IMEA); and Latin America.

•
At a company level, EBITDA(3) excluding certain items improved sequentially by 64 percent on a pro forma basis. This was driven by increases in the Advanced Materials and Performance Products and Systems segments, which were up by $634 million; and Basic Plastics, which improved by $284 million. Health and Agricultural Sciences decreased by $238 million due to declines in agricultural chemicals.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“Dow achieved improved financial performance and successfully reached a number of significant transformational milestones in the second quarter inclusive of announced divestitures and improving the balance sheet. In addition, business results improved sequentially, reflecting volume growth, our ability to hold price in the quarter as well as the acceleration and realization of our cost reductions and synergies. The actions we have taken thus far represent focused and precise steps as part of our transformation and the long-term goals we have set for our Company. We will also continue to manage our business with the same dedicated focus and are confident that we are on track to position Dow as an earnings growth company."

(1) See Supplemental Information at the end of the release for a description of these items.

(2) The pro forma historical information reflects the combination of Dow and Rohm and Haas assuming the acquisition had been consummated on January 1, 2008, the treatment of Dow’s Calcium Chloride business as discontinued operations, and the impact of acquisition financing in place as of June 30, 2009.

(3) Earnings before interest, income taxes, depreciation and amortization ("EBITDA"). A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided following the Operating Segments table.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

	Three Months Ended
In millions, except per share amounts	June 30, 2009	March 31, 2009	June 30, 2008
Net Sales	$11,322	$9,041	$16,349
Pro Forma Net Sales	$11,322	$10,810	$18,913

Net Income (Loss) from Continuing Operations	$(435)	$24	$776

Earnings (Loss) per Common Share	$(0.47)	$0.03	$0.81
Earnings (Loss) per Common Share excluding Certain Items and Discontinued Operations	$0.05	$0.11	$0.81

EBITDA(1)	$596	$766	$2,081
EBITDA(1) excluding Certain Items	$1,553	$946	$2,082
(1)      Reflects pro forma EBITDA for the three months ended June 30, 2008 and March 31, 2009.

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) completed the acquisition of Rohm and Haas Company on April 1, 2009. The information reported for the second quarter reflects the consolidated results of the combined entity.

Dow reported sales of $11.3 billion for the second quarter of 2009, down 31 percent from reported sales in the same period last year. On a pro forma basis, sales for the second quarter were 40 percent lower than the same period last year, but 5 percent higher than the prior quarter.

Net income (loss) from continuing operations for the quarter was a loss of $435 million. This compares with net income of $776 million in the second quarter of 2008.

Dow reported a loss for the current quarter of $0.47 per share versus earnings of $0.81 per share in the second quarter of 2008 and earnings of $0.03 per share in the first quarter of 2009.

Excluding certain items which reduced earnings per share by $0.62 (a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories of $0.13 per share; restructuring charges of $0.43 per share; and transaction and other acquisition costs of $0.06 per share), and discontinued operations of $0.10 per share, the Company earned $0.05 per share in the current quarter. This compares with earnings of $0.81 per share in the second quarter of 2008 and earnings, excluding certain items and discontinued operations, of $0.11 per share in the first quarter of this year.

At a company level, volume was down 20 percent (on a pro forma basis) versus the year-ago period, but improved 5 percent versus the prior quarter, marking the first time the Company reported a sequential volume gain since the second quarter of 2008. Volume was up sequentially in all segments except Health and Agricultural Sciences and Hydrocarbons and Energy, with growth of at least 20 percent in Electronic and Specialty Materials, Coatings and Infrastructure, and Performance Systems.

Price was down 20 percent versus the same period last year on a pro forma basis, but held flat from the prior quarter, reflecting the Company’s success in managing price despite weak economic conditions in North America and Europe.

The Company’s global operating rate improved 7 percentage points to 75 percent versus the prior quarter, driven by double-digit volume growth (compared with pro forma sales) in Asia Pacific, IMEA and Latin America.

At a company level, EBITDA excluding certain items improved sequentially by 64 percent on a pro forma basis. This was driven by increases in the Advanced Materials and Performance Products and Systems segments, which were up by $634 million, and Basic Plastics, which reported a substantial sequential improvement in EBITDA of $284 million, or more than 230 percent on a pro forma basis. Sales for the Basic Plastics segment improved sequentially, with a 7 percent increase in volume and a 10 percent increase in price. Health and Agricultural Sciences decreased by $238 million due to declines in agricultural chemicals.

Compared with prior periods on a pro forma basis, Selling, General and Administrative expenses were down $150 million year over year and down $59 million sequentially, reflecting management’s aggressive actions to cut costs and reduce expenses. Research and Development (R&D) expenses at an enterprise level were down $35 million year over year, even though R&D investments in Dow AgroSciences increased by $10 million. Sequentially, R&D expenses were up $12 million, also due to higher spending in Dow AgroSciences.

Purchased feedstock and energy costs increased $231 million sequentially, yet were down 51 percent, or $3.5 billion, versus the same period last year.

Equity earnings were $122 million for the quarter, compared with $94 million in the first quarter (excluding certain items) and $251 million in the year-ago period.

The Company is ahead of its commitments to reduce structural costs, with a decrease of more than $375 million in costs in the quarter and more than $600 million year to date due to ongoing cost reduction and restructuring efforts, as well as cost synergies achieved as a result of the acquisition of Rohm and Haas. To date, the Company has achieved more than 70 percent of its 12-month cost synergy run rate goal, which began on April 1.

Dow also remains focused on growth related to the acquisition by protecting market share, harmonizing pricing and credit terms, cross-selling, and leveraging combined market channels and geographic reach.

“Dow achieved improved financial performance and successfully reached a number of significant transformational milestones in the second quarter. Business results improved sequentially, reflecting volume growth, our ability to hold price in the quarter as well as the acceleration and realization of our cost reductions and synergies,” said Andrew N. Liveris, Dow chairman and chief executive officer. “The actions we have taken thus far represent major steps forward as part of our strategic planning and the long-term goals we have set for our company. We will continue to manage our business with the same dedicated focus and are confident that we are on track to position Dow as an earnings growth company."

Following an enterprise-wide strategic review held in the quarter, the Company is creating an operating unit comprised of businesses in its styrenics and aromatics envelope that will streamline operations, improve profitability and prepare the unit to do business under a different ownership structure in the future.

Note: Due to rapidly changing business conditions, the Company has included comparisons to the prior quarter in addition to comparisons to the same period last year in the following operating segment summaries. All comparisons in the following operating segments are made on a pro forma basis.

Electronic and Specialty Materials

In the Electronic and Specialty Materials segment, second quarter sales of $1.2 billion represented a 26 percent decrease from the same period last year. Volume was down 21 percent, while price declined 5 percent. Volume declined in all geographic areas and across all major product groups. Demand was weak due to low customer factory utilization rates as a result of global cutbacks in consumer spending and lower year-over-year demand for electronics due to the extreme slowdown in the global economy. Price declines were broad-based, with decreases reported in all geographic areas. Results in Specialty Materials were down on lower demand in key applications such as home water softening, industrial production and weaker year-over-year demand in Dow Wolff Cellulosics. Equity earnings for the segment were $58 million, due to lower results at Dow Corning. This compares with equity earnings of $181 million in the same period last year, which included a gain of $85 million for the divestment of Rohm and Haas’ equity interest in UP Chemical Company. Second quarter EBITDA was $158 million, which included charges totaling $143 million for restructuring activities and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. This compares with EBITDA of $492 million in the second quarter of 2008, which was bolstered by the gain on the sale of UP Chemical Company.

Performance Versus Prior Quarter

On a sequential basis, sales increased 20 percent from the prior quarter, with a 22 percent increase in volume and a 2 percent decrease in price. In Electronic Materials, inventory de-stocking appears to have ended and a solid improvement in underlying demand was reported, particularly in China, where government stimulus programs are taking hold. Demand in Asia Pacific rebounded from the prior quarter in Growth Technologies due to government stimulus efforts and increased sales of netbook computers and backlighting products used in light emitting diode (LED) televisions. Display Technologies also reported some volume recovery in light diffuser films and display materials. Interconnect Technologies reported demand improvements of up to 40 percent versus the prior quarter as a result of increased sales of inexpensive mobile phones and due to the growth of new 3G telecommunication networks. Specialty Materials reported quarterly volume gains in Dow Water and Process Solutions, driven mainly by volume increases due to large reverse osmosis membrane projects. Dow Wolff Cellulosics reported seasonal volume gains for cellulosics used in building and construction applications. Equity earnings in the second quarter were $58 million. This compares with equity earnings of $5 million in the first quarter of 2009, which was reduced by the Company’s $29 million share of a restructuring charge recognized by Dow Corning. Second quarter EBITDA was $158 million, which compares with EBITDA of $93 million in the first quarter.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.2 billion for the second quarter of 2009, down 30 percent compared with the same period last year. Volume declined 20 percent, while price decreased 10 percent. Price was down in all geographic areas and double-digit volume declines were reported in all geographic areas except IMEA. Weak year-over-year business conditions in the global building and construction industry persisted throughout the quarter, unfavorably impacting demand for architectural paints and industrial coatings. Adhesives and Functional Polymers sales were down as well, principally due to lower demand for adhesive tapes, paper labels and adhesives used in textile applications. Second quarter EBITDA for Coatings and Infrastructure was $25 million, reduced $253 million by a restructuring charge and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. EBITDA in the second quarter of 2008 was $218 million, which included a restructuring charge of $10 million.

Performance Versus Prior Quarter

Sales were up 20 percent from the prior quarter, with volume up 21 percent and price down 1 percent. In Dow Coating Materials, declines in architectural coatings appear to have leveled off, with seasonal demand pick-up in the quarter. Declines in industrial coatings appear to have stabilized as well. Demand in Adhesives and Functional Polymers improved throughout the quarter, led by growth in adhesives for packaging applications. Although key demand indicators, such as new home starts and building permits, are not yet showing improvement, the business results (excluding certain items) in Dow Building and Construction improved sequentially versus the previous quarter mainly as a result of the effect of significant cost reduction initiatives implemented recently. Second quarter EBITDA was $25 million, which included $253 million related to a restructuring charge and a one-time increase in cost of sales due to the fair valuation of Rohm and Haas inventories. This compares with EBITDA of $121 million in the first quarter of 2009.

Health and Agricultural Sciences

Health and Agricultural Sciences sales were $1.2 billion in the second quarter of 2009, down 12 percent from $1.4 billion in the year-ago period. Volume decreased 7 percent while price was down 5 percent due to currency. Agricultural Chemicals was negatively impacted by unfavorable weather patterns across North America and Europe (unusually wet) and in Argentina (extreme drought) which limited weed pressure. In addition, lower farm commodity prices drove farmers to reduce input costs, which significantly reduced demand. Despite these unfavorable market conditions, new products such as cereal herbicide pyroxsulam and rice herbicide penoxsulam continued to ramp up successfully. Seeds, Traits and Oils continued to post record sales growth, with volume gains of nearly 60 percent compared with the same period last year, due to organic growth and growth from recent seed acquisitions. Cotton seed sales doubled from the same period last year, and hybrid alfalfa – a seed product exclusive to Dow AgroSciences – is quickly gaining acceptance in the marketplace. EBITDA for Health and Agricultural Sciences was $140 million, primarily reflecting the negative impact of higher costs associated with the valuation of inventory based on reduced raw material prices, currency impacts and volume declines, as well as increased investments in R&D. This compares with EBITDA of $356 million in the second quarter of 2008.

Performance Versus Prior Quarter

On a sequential basis, sales volumes of herbicides and fungicides in North America and Europe were negatively impacted due to wet weather. The combination of higher fertilizer costs coupled with declining commodity price levels caused farmers to reduce their overall level of crop inputs. As a result, the retail channel focused on reducing costs through inventory destocking. In addition, increased competition from generic imports caused channel inventories to grow, leading to price erosion. Seeds, Traits and Oils volumes were down sequentially due to typical seasonality of sales, with higher seed sales in the first quarter in preparation for the planting season. EBITDA in the second quarter was $140 million versus $363 million in the prior quarter, primarily reflecting price and volume declines and the negative impact of higher costs associated with the valuation of inventory based on reduced raw material prices and lower licensing revenues.

Performance Systems

Performance Systems sales were $1.5 billion, down 38 percent from $2.4 billion in the second quarter of 2008. Volume declined 26 percent, while prices were down 12 percent. Declines were driven by the global economic slowdown in the automotive, construction and housing industries. In Automotive Systems, original equipment manufacturers (OEMs) in North America and Europe decreased production during the period and in some cases, permanently reduced their production capacity, contributing to the volume declines. Polyurethane Systems and Epoxy Systems posted volume declines as well, the most significant of which were in Europe due to weakness in the housing and appliance industries. In Dow Wire and Cable, double-digit volume declines were reported in all geographic areas except IMEA due to continued weakness in the construction industry. Equity earnings were $6 million, up from $3 million in the same period last year. EBITDA for Performance Systems was $212 million, reflecting a charge of $30 million for a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. This compared with EBITDA of $210 million in the same period last year.

Performance Versus Prior Quarter

Sales increased 14 percent sequentially, driven by a 20 percent gain in volume and a 6 percent decline in price. Automotive Systems reported volume gains as government stimulus programs in China, Brazil and Germany increased demand and reduced the impact of the global economic slowdown in the sector. In addition, sales to OEMs ramped up towards the end of the quarter. Demand for small and medium cars is driving the recovery in the sector due to new emission and fuel economy regulations. Polyurethane Systems and Epoxy Systems also reported volume gains versus the first quarter due to government stimulus spending on road and bridge repairs and for large projects that utilize polyurethane systems for oil pipe insulation applications in Asia. Demand for Epoxy Systems used in wind turbine blades was down in most areas due to a global slowdown in alternative energy projects, driven by tight credit markets. Demand in China, however, where Dow is the industry leader, remained solid. Dow Wire and Cable reported sequential volume improvements on strong demand for fiber optic products driven by continued growth of broadband networks, although volume was not at historic seasonal levels due to continued weakness in residential construction in developed economies. Second quarter EBITDA was $212 million, reflecting a charge of $30 million for a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. This compares with EBITDA of $103 million in the first quarter of 2009.

Performance Products

Performance Products sales were $2.1 billion for the second quarter of 2009, down 41 percent from the year-ago period. Volume declined 22 percent while prices declined 19 percent. The global economic downturn drove double-digit sales declines in all geographic areas and across all businesses in the segment, despite the impact of governmental stimulus programs which started to gain momentum during the quarter. Demand for Amines was weak globally with the exception of Europe, where demand showed some improvement versus the same period last year primarily due to strength in personal care and laundry detergent applications. Polyurethanes sales for the quarter were down, due to lack of demand and poor industry supply/demand fundamentals that drove double-digit declines in both price and volume in all geographic areas. Epoxy sales were also down in the quarter as demand remained soft across key electrical laminate and civil engineering applications. Volume declines in Oxygenated Solvents were led by low levels of demand for cleaners as well as for industrial and automotive coating applications. In Performance Fluids, Polyglycols and Surfactants, sales declined versus the same quarter last year despite particular strength in European demand for heat transfer fluids used in concentrated solar energy applications. Equity earnings were $7 million, down from $23 million in 2008 on lower results from OPTIMAL. Second quarter EBITDA for Performance Products was $212 million, reduced $95 million by a restructuring charge and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. This compares with EBITDA of $327 million in the year-ago period.

Performance Versus Prior Quarter

Volume increased 8 percent while price decreased 4 percent from the prior quarter. Amines reported unfavorable market fundamentals, which led to a decline in price. Margins improved sequentially due to an increase in operating rates and lower raw material costs on the U.S. Gulf Coast. While demand was up slightly in Polyurethanes versus the prior quarter, profits remained under pressure due to the global economic slowdown, which reduced sales of furniture and bedding, primary application areas for polyurethane foams. In addition, overcapacity of isocyanates further pressured margins. Epoxy posted strong volume growth, driven by seasonality and modest recovery of electrical laminates. Oxygenated Solvents reported volume growth in Asia Pacific where government stimulus spending in China bolstered sales into electronic manufacturing applications. Results improved in Performance Fluids, Polyglycols and Surfactants despite the seasonal decline in aircraft deicers. Second quarter EBITDA was $212 million, reduced $95 million by a restructuring charge and a one-time increase in cost of sales related to the fair valuation of Rohm and Haas inventories. This compares with EBITDA of $147 million in the first quarter of 2009.

Basic Plastics

Sales in Basic Plastics were $2.4 billion, down 42 percent from $4.1 billion in the same quarter last year. Volume was 12 percent lower, with declines in all geographic areas except IMEA, while price declined 30 percent. Significantly lower volumes were reported in Europe, which was negatively impacted by production outages at two of the Company’s polypropylene manufacturing facilities in Germany – one due to a planned ten-year government mandated safety inspection, and the other due to an unplanned production outage. Volume was also off in North America, due in part to the joint venture formation of Americas Styrenics in May 2008. Demand for Polyethylene was down year over year and selling price came under pressure in response to significantly lower feedstock and energy costs. Demand for Polypropylene used in rigid packaging applications remained strong; however, weakness continued in the durable, consumer and industrial sectors. While Polystyrene reported strong demand in China, as government stimulus programs aimed at appliance sales began to take affect, overall demand was still lower than the same period last year. Equity earnings were $35 million in the second quarter, down $8 million from the year-ago period as improved results from Equipolymers, Siam Polyethylene and Americas Styrenics were more than offset by lower earnings from EQUATE. EBITDA for Basic Plastics was $405 million, down from $589 million in the second quarter of 2008.

Performance Versus Prior Quarter

On a sequential basis, volume was up 7 percent and price up 10 percent, reflecting low supply chain inventories, increased demand for packaging applications, ample export opportunities (particularly from North America) and the run-up in hydrocarbon costs, which helped expand margins. Industry operating rates for Polyethylene in North America improved 5 percentage points to 84 percent. Results improved in Polystyrene as a result of lower raw material costs, a pick-up in appliance demand in Asia Pacific and improvement in results from Americas Styrenics. Equity earnings were $35 million in the second quarter, compared with $23 million in the prior quarter. Second quarter EBITDA was $405 million, compared with first quarter EBITDA of $122 million.

Basic Chemicals

Sales for Basic Chemicals were $586 million for the second quarter of 2009, down 53 percent compared with the same period last year. Price declined 29 percent and volume fell 24 percent, with substantial declines in all major product lines. Caustic soda prices declined drastically in the second quarter of 2009 due to industry oversupply and continued weak demand as a result of prolonged customer shutdowns in the alumina, chemical processing and pulp and paper industries. Vinyl chloride monomer (VCM) prices decreased due to the drop in feedstock and energy costs, as well as a decline in demand. Volume for VCM, particularly in North America and Europe, continued to be affected by the collapse of the housing sector. Results for Ethylene Oxide/Ethylene Glycol (EO/EG) were down sharply due to reduced demand for EG used in polyester and polyethylene terephthalate (PET) production and industry overcapacity. Equity earnings were $9 million for the quarter compared with $71 million in the year-ago period on lower results from MEGlobal, OPTIMAL and EQUATE. EBITDA for the second quarter was a loss of $107 million, which was reduced by a charge of $75 million for restructuring activities. This compares with EBITDA of $108 million for the same quarter last year.

Performance Versus Prior Quarter

On a sequential basis, sales in Basic Chemicals were flat as a 15 percent rise in volume was entirely offset by the same decline in price. The volume increase was mainly driven by seasonal demand for chlorine derivatives, which offset continued weakness in polyvinyl chloride (PVC) used for construction applications. Caustic soda price dramatically declined in the quarter due to oversupply and continued weak demand in the alumina, chemical processing and pulp and paper industries. The EO/EG business continued to face weak industry fundamentals, with EG oversupplied globally and depressed operating conditions in key end-use applications, such as textiles. Equity earnings in the second quarter were $9 million compared with $40 million in the first quarter of 2009. Second quarter EBITDA was a loss of $107 million, which was reduced by a charge of $75 million for restructuring activities. This compares with an EBITDA loss of $5 million in the first quarter.

Outlook

Commenting on the Company’s outlook, Liveris said:
“The economic outlook for the rest of 2009 appears to be stabilizing with strong growth in Asia Pacific, especially China, where domestic stimulus programs have created demand. In our view, the United States economy has found bottom, but will be slow in recovering as unemployment continues to be a drag on consumer spending. Therefore, our 2009 operating plan does not count on material improvements in market conditions for the remainder of the year.

"Dow has already begun to benefit from the smooth integration of Rohm and Haas and the decisive actions we took to accelerate our restructuring efforts and cost synergies. We also made significant improvements to our balance sheet, strengthening our financial structure and providing us more flexibility in how we execute our divestitures. We now have the flexibility to make the needed divestitures on both a strategic and timely basis.

“Going forward, we will continue to manage our business with the same dedicated focus in the quarters ahead and are confident that we are on track to position Dow as an earnings growth company.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow
Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.5 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Results of Continuing Operations in the second quarter of 2009 were unfavorably impacted by three items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas Company on April 1, 2009, and sold in the second quarter of 2009. The increase is included in “Cost of sales” in the consolidated statements of operations and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $662 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas Company as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which is shown as “Restructuring charges” in the consolidated statements of operations, is reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Basic Plastics, $75 million in Basic Chemicals, $65 million in Hydrocarbons and Energy and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which is reflected in Health and Agricultural Sciences.

•
Pretax charges totaling $86 million for transaction ($52 million included in “Acquisition-related expenses”) and other acquisition costs ($34 million included primarily in “Cost of sales”) related to the April 1, 2009 acquisition of Rohm and Haas Company, reflected in Corporate.

Pro forma results of Continuing Operations in the second quarter of 2008 were impacted by two Rohm and Haas items:

•
Net pretax restructuring charges totaling $86 million including severance and employee benefits of $70 million and asset impairments of $16 million.  The impact of the second quarter of 2008 charges is reflected in the operating segments as follows: $4 million in Electronic and Specialty Materials, $10 million in Coatings and Infrastructure, $2 million in Performance Systems and $70 million in Corporate.

•	Gain of $85 million on the divestiture of 40 percent equity investment in UP Chemical Company, reflected in the pro forma results of the Electronic and Specialty Materials segment.

The following table summarizes the impact of certain items recorded in the three-month periods ended June 30, 2009 and June 30, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	$(209)	-	$(132)	-	$(0.13)	-
Restructuring charges	(662)	-	(445)	-	(0.43)	-
Transaction and other acquisition costs	(86)	-	(61)	-	(0.06)	-
Total Dow	$(957)	-	$(638)	-	$(0.62)	-
Rohm and Haas Certain Items:
Restructuring charges	-	$(86)
Divestiture of 40 percent equity investment in UP Chemical Company	-	85
Total Pro Forma	$(957)	$(1)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders - Earnings per common share – diluted”

In addition to the items described above for the second quarter of 2009, results of Continuing Operations for the six-month period ended June 30, 2009 were unfavorably impacted by the following items:

•	Net pretax adjustment to the 2008 restructuring charge of $19 million in the first quarter of 2009 resulting from adjustments to severance, reflected in Corporate.

•	Pretax charges totaling $48 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas Company, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company; this charge is reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment

In addition to the items described above for the second quarter of 2009, pro forma results of Continuing Operations for the six-month periods ended June 30, 2009 and June 30, 2008 were impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter of 2008, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Net pretax restructuring charges totaling $12 million in the first quarter of 2008, including severance and employee benefits of $7 million and asset impairments of $5 million, impacting Corporate.

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas Company, reflected in Corporate.

The following table summarizes the impact of certain items recorded in the six-month periods ended June 30, 2009 and June 30, 2008. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	$(209)	-	$(132)	-	$(0.13)	-
Restructuring charges	(681)	-	(462)	-	(0.45)	-
Transaction and other acquisition costs	(134)	-	(102)	-	(0.10)	-
Dow Corning restructuring	(29)	-	(27)	-	(0.03)	-
Total	$(1,053)	-	$(723)	-	$(0.71)	-
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	$(2)	-
Restructuring charges	(2)	$(98)
Transaction and other acquisition costs	(80)	-
Divestiture of 40 percent equity investment in UP Chemical Company	-	87
Total Pro Forma	$(1,137)	$(11)
(1)	Impact on “Income (Loss) from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income (Loss) from Continuing Operations”
(3)	Impact on “Net income (loss) from continuing operations available for common stockholders - Earnings per common share – diluted”

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Operations
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts (Unaudited)	2009	2008	2009	2008
Net Sales	$11,322	$16,349	$20,363	$31,140
Cost of sales	9,764	14,621	17,902	27,505
Research and development expenses	381	335	673	666
Selling, general and administrative expenses	663	514	1,106	1,012
Amortization of intangibles	112	25	134	47
Restructuring charges (Note B)	662	-	681	-
Acquisition-related expenses (Note C)	52	-	100	-
Equity in earnings of nonconsolidated affiliates	122	251	187	525
Sundry income - net	23	37	20	83
Interest income	9	25	21	49
Interest expense and amortization of debt discount	525	151	679	296
Income (Loss) from Continuing Operations Before Income Taxes	(683)	1,016	(684)	2,271
Provision (Credit) for income taxes	(248)	240	(273)	536
Net Income (Loss) from Continuing Operations	(435)	776	(411)	1,735
Income from discontinued operations, net of income taxes (Note D)	103	5	114	11
Net Income (Loss)	(332)	781	(297)	1,746
Net income attributable to noncontrolling interests	12	19	23	43
Net Income (Loss) Attributable to The Dow Chemical Company	(344)	762	(320)	1,703
Preferred stock dividends	142	-	142	-
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(486)	$762	$(462)	$1,703

Per Common Share Data:
Net income (loss) from continuing operations available for common stockholders	$(0.57)	$0.81	$(0.59)	$1.81
Discontinued operations attributable to common stockholders	0.10	0.01	0.12	0.01
Earnings (Loss) per common share - basic	$(0.47)	$0.82	$(0.47)	$1.82

Net income (loss) from continuing operations available for common stockholders	$(0.57)	$0.81	$(0.59)	$1.79
Discontinued operations attributable to common stockholders	0.10	-	0.12	0.01
Earnings (Loss) per common share - diluted	$(0.47)	$0.81	$(0.47)	$1.80

Common stock dividends declared per share of common stock	$0.15	$0.42	$0.30	$0.84
Weighted-average common shares outstanding - basic	1,026.1	929.8	975.8	936.0
Weighted-average common shares outstanding - diluted	1,035.5	939.4	983.8	945.5

Depreciation	$624	$497	$1,079	$992
Capital Expenditures	$325	$597	$559	$956

Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporates actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million in the second quarter of 2009, which included asset write-downs and write-offs, severance costs and costs associated with exit or disposal activities. In the second quarter of 2009, the Company also recorded a $15 million reduction in the 2007 restructuring reserve.

In the first quarter of 2009, the Company recorded additional severance of $19 million related to the 2008 restructuring activities.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the second quarter of 2009, pretax charges totaling $52 million ($100 million year to date) were recorded for transaction costs related to the acquisition.

Note D: On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million. The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations for all periods presented.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets
	June 30,	Dec. 31,
In millions (Unaudited)	2009	2008
Assets
Current Assets
Cash and cash equivalents	$2,648	$2,800
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2009: $145; 2008: $124)	5,531	3,782
Other	3,072	3,074
Inventories	6,684	6,036
Deferred income tax assets - current	448	368
Total current assets	18,383	16,060
Investments
Investment in nonconsolidated affiliates	3,027	3,204
Other investments	2,492	2,245
Noncurrent receivables	329	276
Total investments	5,848	5,725
Property
Property	51,673	48,391
Accumulated depreciation	34,296	34,097
Net property	17,377	14,294
Other Assets
Goodwill	13,248	3,394
Other intangible assets (net of accumulated amortization - 2009: $995; 2008: $825)	5,296	829
Deferred income tax assets - noncurrent	2,362	3,900
Asbestos-related insurance receivables - noncurrent	627	658
Deferred charges and other assets	924	614
Assets held for sale	2,103	-
Total other assets	24,560	9,395
Total Assets	$66,168	$45,474

Liabilities and Equity
Current Liabilities
Notes payable	$695	$2,360
Long-term debt due within one year	1,090	1,454
Accounts payable:
Trade	3,394	3,306
Other	2,038	2,227
Income taxes payable	125	637
Deferred income tax liabilities - current	93	88
Dividends payable	274	411
Accrued and other current liabilities	3,418	2,625
Total current liabilities	11,127	13,108
Long-Term Debt	21,983	8,042
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,446	746
Pension and other postretirement benefits - noncurrent	6,620	5,466
Asbestos-related liabilities - noncurrent	793	824
Other noncurrent obligations	3,411	3,208
Liabilities held for sale	565	-
Total other noncurrent liabilities	12,835	10,244
Preferred Securities of Subsidiaries	-	500
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	-
Common stock	2,906	2,453
Additional paid-in capital	2,010	872
Retained earnings	16,242	17,013
Accumulated other comprehensive loss	(4,047)	(4,389)
Unearned ESOP shares	(541)	-
Treasury stock at cost	(851)	(2,438)
The Dow Chemical Company's stockholders' equity	19,719	13,511
Noncontrolling interests	504	69
Total equity	20,223	13,580
Total Liabilities and Equity	$66,168	$45,474
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
Pro Forma Comparisons
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2009	2008	2009	2008
Sales by operating segment
Electronic and Specialty Materials	$1,164	$1,583	$2,135	$3,027
Coatings and Infrastructure	1,242	1,780	2,280	3,289
Health and Agricultural Sciences	1,204	1,368	2,665	2,694
Performance Systems	1,458	2,356	2,739	4,418
Performance Products	2,085	3,562	4,099	6,926
Basic Plastics	2,371	4,114	4,400	7,921
Basic Chemicals	586	1,254	1,171	2,454
Hydrocarbons and Energy	910	2,618	1,898	4,783
Corporate	302	278	745	696
Total	$11,322	$18,913	$22,132	$36,208
EBITDA (1) by operating segment
Electronic and Specialty Materials	$158	$492	$251	$901
Coatings and Infrastructure	25	218	146	396
Health and Agricultural Sciences	140	356	503	712
Performance Systems	212	210	315	409
Performance Products	212	327	359	781
Basic Plastics	405	589	527	1,198
Basic Chemicals	(107)	108	(112)	326
Hydrocarbons and Energy	(65)	-	(65)	-
Corporate	(384)	(219)	(562)	(300)
Total	$596	$2,081	$1,362	$4,423
Certain items reducing EBITDA by operating segment (2)
Electronic and Specialty Materials	$(143)	$81	$(172)	$83
Coatings and Infrastructure	(253)	(10)	(254)	(10)
Health and Agricultural Sciences	15	-	15	-
Performance Systems	(30)	(2)	(30)	(2)
Performance Products	(95)	-	(95)	-
Basic Plastics	(1)	-	(1)	-
Basic Chemicals	(75)	-	(75)	-
Hydrocarbons and Energy	(65)	-	(65)	-
Corporate	(310)	(70)	(460)	(82)
Total	$(957)	$(1)	$(1,137)	$(11)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$58	$181	$63	$264
Coatings and Infrastructure	1	-	2	-
Health and Agricultural Sciences	-	2	1	3
Performance Systems	6	3	3	5
Performance Products	7	23	8	34
Basic Plastics	35	43	58	103
Basic Chemicals	9	71	49	170
Hydrocarbons and Energy	6	16	4	38
Corporate	-	(1)	(1)	(2)
Total	$122	$338	$187	$615

(1)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes.  EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2009	2008	2009	2008
	EBITDA	$596	$2,081	$1,362	$4,423
	- Depreciation and amortization	763	806	1,519	1,613
	+ Interest income	9	30	24	58
	- Interest expense and amortization of debt discount	525	435	1,068	1,014
	Income (Loss) from Continuing Operations Before Income Taxes	$(683)	$870	$(1,201)	$1,854

(2)	See Supplemental Information for a description of certain items affecting results in 2009.

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment
Pro Forma Comparisons
	Three Months Ended			Six Months Ended
	June 30, 2009			June 30, 2009
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Electronic and Specialty Materials	(21)%	(5)%	(26)%	(26)%	(3)%	(29)%
Coatings and Infrastructure	(20)%	(10)%	(30)%	(22)%	(9)%	(31)%
Health and Agricultural Sciences	(7)%	(5)%	(12)%	1%	(2)%	(1)%
Performance Systems	(26)%	(12)%	(38)%	(28)%	(10)%	(38)%
Performance Products	(22)%	(19)%	(41)%	(24)%	(17)%	(41)%
Basic Plastics	(12)%	(30)%	(42)%	(12)%	(32)%	(44)%
Basic Chemicals	(24)%	(29)%	(53)%	(27)%	(25)%	(52)%
Hydrocarbons and Energy	(28)%	(37)%	(65)%	(19)%	(41)%	(60)%
Total	(20)%	(20)%	(40)%	(19)%	(20)%	(39)%

Sales by Geographic Area
Pro Forma Comparisons
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2009	2008	2009	2008
Sales by geographic area
North America	$4,138	$7,014	$8,426	$13,464
Europe	3,664	7,028	7,315	13,472
Asia Pacific	1,916	2,541	3,343	4,808
Latin America	1,200	1,779	2,325	3,456
India, Middle East and Africa	404	551	723	1,008
Total	$11,322	$18,913	$22,132	$36,208

Sales Volume and Price by Geographic Area
Pro Forma Comparisons
	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(25)%	(16)%	(41)%	(22)%	(15)%	(37)%
Europe	(22)%	(26)%	(48)%	(19)%	(27)%	(46)%
Asia Pacific	(9)%	(16)%	(25)%	(16)%	(14)%	(30)%
Latin America	(10)%	(23)%	(33)%	(14)%	(19)%	(33)%
India, Middle East and Africa	(9)%	(18)%	(27)%	(11)%	(17)%	(28)%
Total	(20)%	(20)%	(40)%	(19)%	(20)%	(39)%